Exhibit 99.1
For Immediate Release
Builders FirstSource Reports First Quarter 2011 Results
April 25, 2011 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the first quarter ended March 31, 2011.

	First Quarter Financial Highlights (unaudited)
	First Quarter	Diluted	First Quarter	Diluted
	2011	Per Share	2010	Per Share
Sales	$162.8 million		$161.4 million
Loss from continuing operations	$(21.1) million	$(0.22)	$(31.2) million	$(0.38)

Included in the calculation of loss from continuing operations:
Transaction costs	$0.9 million	$0.01	$0.0 million	$0.00
Debt issue costs write-off	$0.0 million	$0.00	$4.1 million	$0.03
Tax valuation allowance	$8.1 million	$0.08	$11.6 million	$0.14

		$0.09		$0.17

Adjusted loss from continuing operations*	$(12.5) million	$(0.13)	$(17.0) million	$(0.21)

Adjusted EBITDA*	$(9.7) million		$(15.3) million

*	See reconciliation attached.
“Our sales for the first quarter of 2011 were $162.8 million, up approximately 1.0% when compared to the first quarter of 2010, despite an approximate 20 percent decline in single-family starts over this same time period. Commodity prices for lumber and lumber sheet goods were, on average, comparable over these same periods. We believe our improved sales performance despite the difficult macro-economic environment was due to our strong competitive position and competitors exiting our markets, and is indicative of market share gains over this time period. The March 2011 seasonally adjusted annual rate for U.S. single-family housing starts decreased to 422,000, down approximately 21 percent from the annualized rate of 535,000 in March 2010,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “Actual U.S. single-family housing starts for the first quarter of 2011 were 89,900, a decrease of 21.4 percent compared to the first quarter of 2010. In the South Region, as defined by the U.S. Census Bureau, and which includes all of our markets, we saw similar trends as actual single-family housing starts were 52,700, down 19.3 percent, and single-family units under construction were 110,800, down 14.6 percent compared to the first quarter of 2010.”

Builders FirstSource Reports First Quarter 2011 Results (continued)
Mr. Sherman added, “First quarter gross margins were 19.3%, up 1.1 percentage points from 18.2% in the first quarter of 2010, and slightly better than the 19.1% gross margin from the fourth quarter of 2010. Slightly increased sales volume combined with a decrease of fixed costs in cost of goods sold was the primary driver behind our gross margin improvement for the quarter. Looking at our operating expenses on a quarter-over-quarter comparative basis, we again demonstrated our ability to control costs as selling, general and administrative expenses decreased 5.5 percent on $1.4 million more in sales. Adjusted EBITDA loss in the current quarter was $9.7 million, an improvement over the Adjusted EBITDA loss of $15.3 million in the first quarter of 2010.”
Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer commented on the first quarter results, saying, “Our liquidity at the end of the current quarter was approximately $115 million, which was better than anticipated due to our improved financial performance. Our $115 million of liquidity consisted of $77.6 million in available cash and approximately $37.8 in borrowing availability under our revolving credit facility. Of the $25.6 million of cash used in the current quarter, $8.4 million was due to an increase in working capital and $0.5 million related to capital expenditures. The remaining $16.7 million was cash used to fund general operations and is a $4.2 million improvement over the $20.9 million of cash used for the same purpose in the first quarter of last year.”
First Quarter 2011 Results Compared to First Quarter 2010
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $162.8 million compared to $161.4 million last year, an increase of $1.4 million or 0.9 percent. Commodity prices for lumber and lumber sheet goods were, on average, comparable over these same periods.

•	Gross margin percentage was 19.3 percent, up from 18.2 percent, a 1.1 percentage point increase and was primarily due to slightly increased sales volume combined with a decrease of fixed costs in cost of goods sold.

•	Selling, general and administrative (“SG&A”) expenses decreased $2.7 million, or 5.5 percent. As a percentage of sales, SG&A expense decreased from 30.6 percent in the first quarter of 2010 to 28.7 percent in 2011. For the current quarter, our salaries and benefits expense, excluding stock compensation expense, was $26.6 million, a decline of $1.6 million when compared to the first quarter of 2010. Average full-time equivalent employees decreased 7.0 percent over the same time period. Delivery expense decreased $0.8 million in the current quarter, primarily due to a reduction in equipment lease expense, offset somewhat by higher fuel costs and depreciation expense within the category.

•	Interest expense was $5.9 million in the current quarter, a decrease of $5.4 million over the first quarter of 2010. Interest expense in the first quarter of 2010 included a write off of $1.6 million of unamortized debt issue costs related to long-term debt repaid during the quarter and $2.5 million of expense related to our rights offering and debt exchange. Interest expense also decreased $0.8 million from the first quarter of 2010 due to a reduction in fair value adjustments on our interest rate swaps.

•	We recorded no income tax benefit during the quarter compared to $0.1 million in the first quarter of 2010. We recorded an after-tax, non-cash valuation allowance of $8.1 million and $11.6 million, in 2011 and 2010, respectively, related to our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 38.4 percent and 37.6 percent in 2011 and 2010, respectively.

Builders FirstSource Reports First Quarter 2011 Results (continued)
•	Loss from continuing operations was $21.1 million, or a $0.22 loss per diluted share, compared to $31.2 million, or a $0.38 loss per diluted share. Excluding transaction costs and the valuation allowance, our loss from continuing operations per diluted share was $0.13 for the current quarter, compared to a loss of $0.21 per diluted share for the first quarter of 2010, excluding debt issuance cost write-offs and the valuation allowance.

•	Net loss was $21.2 million, or $0.22 loss per diluted share, compared to net loss of $31.4 million, or $0.38 loss per diluted share.

•	Diluted weighted average shares outstanding were 94.9 million compared to 81.8 million. Approximately 58.6 million additional shares were issued in the first quarter of 2010 as part of our rights offering and debt exchange.

•	Adjusted EBITDA was a loss of $9.7 million compared to a loss of $15.3 million last year. See reconciliation attached.
Liquidity and Capital Resources
•	Our total liquidity at March 31, 2011 was approximately $115 million, which included $77.6 million of available cash and $37.8 million in borrowing availability under our revolver.

•	Operating cash flow was $(25.3) million compared to $(26.9) million for the first quarter of 2010.

•	Capital expenditures were $0.5 million in the first quarter of 2011. Capital expenditures in the first quarter of 2010 were $1.9 million, relating primarily to buyouts of vehicle and equipment leases.

•	On April 4, 2011, we announced our intent to (i) offer $250 million aggregate principal amount of senior secured notes due 2019 and (ii) amend and extend our senior secured revolving credit facility in conjunction with, and subject to the success of, the notes offering. Given our current liquidity position of over $115 million, and given that our current revolving credit facility will not expire until December 2012, this proposed financing transaction was opportunistic in nature. The transaction terms being suggested by the market were not acceptable to us, and as a result, we have decided not to move forward with this transaction.
Outlook
Mr. Sherman concluded, “We are encouraged by our first quarter financial results, especially in light of continued housing market challenges, the difficult pricing environment and the overall state of the economy. As we anticipated, quarter-over-quarter comparisons will be very difficult through the first half of this year due to the temporary momentum created by the expiration of the federal tax credit for first-time homebuyers during the first half of 2010. We remain optimistic about the long-term health of our industry and our ability to endure the trying conditions those of us in the housing industry continue to face. My sincere gratitude goes out to all Builders FirstSource employees for their ongoing dedication and commitment to seeing the Company through this downturn.”

Builders FirstSource Reports First Quarter 2011 Results (continued)
Conference Call
Builders FirstSource will host a conference call today, Monday, April 25, 2011, at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-791-4319 (U.S. and Canada) and 913-312-1424 (international). A replay of the call will be available from 2:00 p.m. through April 30, 2011. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8169569. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 52 distribution centers and 46 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
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Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended
	March 31,
	2011	2010
	(in thousands, except per share amounts)
Sales	$162,829	$161,373
Cost of sales	131,396	131,942

Gross margin	31,433	29,431

Selling, general and administrative expenses (includes stock-based compensation expense of $1,051 and $1,041 for the three months ended in 2011 and 2010, respectively)	46,723	49,450

Loss from operations	(15,290)	(20,019)
Interest expense, net	5,875	11,325

Loss from continuing operations before income taxes	(21,165)	(31,344)
Income tax benefit	(17)	(144)

Loss from continuing operations	(21,148)	(31,200)
Loss from discontinued operations (net of income tax benefit of $0 in 2011 and 2010, respectively)	(101)	(186)

Net Loss	$(21,249)	$(31,386)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.22)	$(0.38)
Loss from discontinued operations	(0.00)	(0.00)

Net Loss	$(0.22)	$(0.38)

Weighted average common shares:
Basic and diluted	94,904	81,849

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended March 31,
	2011		2010
	(in thousands)
Prefabricated components	$30,783	18.9%	$31,970	19.8%
Windows & doors	38,265	23.5%	36,937	22.9%
Lumber & lumber sheet goods	48,110	29.5%	44,388	27.5%
Millwork	17,691	10.9%	17,778	11.0%
Other building products & services	27,980	17.2%	30,300	18.8%

Total sales	$162,829	100.0%	$161,373	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2011	2010
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$77,615	$103,234
Trade accounts receivable, less allowance of $2,364 and $2,444 at March 31, 2011 and December 31, 2010, respectively	68,804	55,631
Other receivables	2,909	4,060
Inventories	72,759	63,810
Other current assets	7,837	8,614

Total current assets	229,924	235,349
Property, plant and equipment, net	53,960	57,068
Goodwill	111,193	111,193
Other assets, net	8,857	9,194

Total assets	$403,934	$412,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,193	$44,866
Accrued liabilities	26,869	26,284
Current maturities of long-term debt	5,299	5,301

Total current liabilities	87,361	76,451
Long-term debt, net of current maturities	163,791	163,801
Other long-term liabilities	13,098	13,047

Total liabilities	264,250	253,299
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,768 and 96,769 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	949	949
Additional paid-in capital	356,243	355,194
Accumulated deficit	(215,730)	(194,481)
Accumulated other comprehensive loss	(1,778)	(2,157)

Total stockholders’ equity	139,684	159,505

Total liabilities and stockholders’ equity	$403,934	$412,804

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2011	2010
	(in thousands)
Cash flows from operating activities:
Net loss	$(21,249)	$(31,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,685	3,768
Amortization of deferred loan costs	209	4,491
Deferred income taxes	(66)	(329)
Bad debt expense	147	410
Net non-cash income from discontinued operations	—	(3)
Stock compensation expense	1,051	1,041
Net gain on sales of assets	(165)	(61)
Changes in assets and liabilities:
Receivables	(12,169)	(10,677)
Inventories	(8,949)	(15,362)
Other current assets	777	193
Other assets and liabilities	(512)	(387)
Accounts payable	10,327	18,023
Accrued expenses	1,584	3,388

Net cash used in operating activities	(25,330)	(26,891)

Cash flows from investing activities:
Purchases of property, plant and equipment	(527)	(1,858)
Proceeds from sale of property, plant and equipment	252	118

Net cash used in investing activities	(275)	(1,740)

Cash flows from financing activities:
Payments of long-term debt and other loans	(12)	(105,152)
Proceeds from rights offering	—	180,107
Payment of recapitalization costs	—	(5,574)
Repurchase of common stock	(2)	(31)

Net cash provided by (used in) financing activities	(14)	69,350

Net change in cash and cash equivalents	(25,619)	40,719
Cash and cash equivalents at beginning of period	103,234	84,098

Cash and cash equivalents at end of period	$77,615	$124,817

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on April 25, 2011.

	Three months ended
	March 31,
	2011	2010

Reconciliation to Adjusted EBITDA:
Net loss	$(21,249)	$(31,386)
Reconciling items:
Depreciation and amortization expense	3,685	3,768
Interest expense, net	5,875	11,325
Income tax benefit	(17)	(144)
Net gain on sale of assets	(165)	(61)
Loss from discontinued operations, net of tax	101	186
Transaction costs	942	—
Stock compensation expense	1,051	1,041
Other	90	(45)

Adjusted EBITDA	$(9,687)	$(15,316)

Adjusted EBITDA as percentage of sales	-5.9%	-9.5%

	Three months ended
	March 31,
	2011		2010
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax

Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(21,148)		$(31,200)
Reconciling items:
Transaction costs	942	576	—	—
Debt issuance cost write-offs	—	—	4,094	2,567
Tax valuation allowance		8,113		11,644

Adjusted loss from continuing operations		$(12,459)		$(16,989)

Weighted average diluted shares outstanding		94,904		81,849

Adjusted loss from continuing operations per diluted share		$(0.13)		$(0.21)